Exhibit 10.3

August 9, 2022

Shift Technologies, Inc.
290 Division Street, Suite 400

San Francisco, CA 94103

CarLotz, Inc.
3301 West Moore Street

Richmond, VA 23230

CarLotz Group, Inc.
3301 West Moore Street

Richmond, VA 23230

Re: Amended and Restated Sponsor Letter Agreement

Ladies and Gentlemen:

This letter (this “Sponsor Letter Agreement”) is being delivered to you in accordance with that certain Agreement and Plan of Merger dated as of the date hereof (the “Merger Agreement”), by and among Shift Technologies, Inc., a Delaware corporation (“Parent”), Shift Remarketing Operations, Inc., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”), and CarLotz, Inc., a Delaware corporation (the “Company”), and hereby amends and restates in its entirety that certain letter dated October 21, 2020 (the “Prior Letter Agreement”), from Acamar Partners Sponsor I LLC, a Delaware limited liability company (the “Sponsor”) to the Company and CarLotz Group, Inc., a Delaware corporation (“CarLotz OpCo”). Certain capitalized terms used herein are defined in paragraph 9 hereof. Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to such terms in the Merger Agreement. Pursuant to the Merger Agreement (and subject to the terms and conditions set forth therein), Merger Sub will merge with and into the Company, with the Company surviving the merger (the “Merger”).

The Sponsor is currently, and as of immediately prior to the Closing will be, the record and beneficial owner of 3,819,665 shares of Company Common Stock that are subject to restrictions on Transfer set forth in the Prior Letter Agreement (the “Restricted Founder Shares”), which Restricted Founder Shares shall be exchanged for shares of Parent Common Stock issued as Merger Consideration in connection with the Closing of the Merger (any shares of Parent Common Stock issued in respect of the Restricted Founder Shares, and any shares issued in respect thereof including by means of or as a result of a stock dividend, stock split, recapitalization, combination, reclassification, exchange or change of such shares, or upon exercise or conversion of any such securities, the “Restricted Parent Shares”).

In accordance with paragraph 2 and paragraph 20 of the Prior Letter Agreement, the Parties hereto intend to amend and restate the Prior Letter Agreement to give effect to the Merger, and, intending to be legally bound, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Sponsor hereby agrees with the Company, Parent, Merger Sub and CarLotz OpCo as follows:

1. The Sponsor hereby agrees and acknowledges that (i) the Company, Parent and Merger Sub would be irreparably injured in the event of a breach by the Sponsor of its obligations under paragraphs 2 and 4 of this Sponsor Letter Agreement, (ii) monetary damages may not be an adequate remedy for such breach and (iii) the non-breaching party shall be entitled to injunctive relief, in addition to any other remedy that such party may have in law or in equity, in the event of such breach.

2. The Sponsor agrees that it shall not Transfer any Restricted Parent Shares until (collectively, the “Lock-up Period”):

a.	with respect to 50% of such Restricted Parent Shares, the date on which the closing trading price of the Parent Common Stock has been greater than a per-share amount equal to $12.50, divided by the Exchange Ratio (in each case, as equitably adjusted for stock splits, stock dividends, special cash dividends, reorganizations, combinations, recapitalizations and similar transactions affecting the Parent Common Stock) over any twenty (20) Trading Days within any thirty (30) Trading Day period from the Closing of the Merger; and

b.	with respect to 50% of such Restricted Parent Shares, the date on which the closing trading price of the Parent Common Stock has been greater than a per-share amount equal to $15.00, divided by the Exchange Ratio (in each case, as equitably adjusted for stock splits, stock dividends, special cash dividends, reorganizations, combinations, recapitalizations and similar transactions affecting the Parent Common Stock) over any twenty (20) Trading Days within any thirty (30) Trading Day period from the Closing of the Merger(the date on which such condition is satisfied the “Final Release Date”).

3. The certificates evidencing the Restricted Parent Shares shall be stamped or otherwise imprinted with a legend in substantially the following form:

THE SECURITIES EVIDENCED HEREIN ARE SUBJECT TO RESTRICTIONS ON TRANSFER AND CERTAIN OTHER AGREEMENTS, SET FORTH IN THE AMENDED AND RESTATED SPONSOR LETTER AGREEMENT DATED AS OF AUGUST 9, 2022, BY AND AMONG THE HOLDER HEREOF AND THE OTHER PARTIES THERETO.

4. Notwithstanding the provisions set forth in paragraph 2, Transfers of the Restricted Parent Shares that are held by the Sponsor or any of its permitted transferees (that have complied with this paragraph 4) are permitted (a) to Parent’s officers or directors, any affiliates and its employees or family member of any of Parent’s officers or directors, (b) to any members of the Sponsor or any affiliates of the Sponsor; (c) in the case of an individual, by gift to a member of the individual’s immediate family, to a trust, the beneficiary of which is a member of the individual’s immediate family or an affiliate of such person, or to a charitable organization; (d) in the case of an individual, by virtue of laws of descent and distribution upon death of the individual; (e) in the case of an individual, pursuant to a qualified domestic relations order; (f) by private sales transfer made in connection with the consummation of the Merger; provided, however, that in the case of clauses (a) through (f) these permitted transferees must enter into a written agreement with Parent agreeing to be bound by the transfer restrictions in and other provisions contained in this Agreement.

6. Forfeiture of Restricted Parent Shares. In the event of the failure to achieve the trading price threshold set forth in Section 2(a) on or prior to January 21, 2026 (the first Business Day following the end of such period, the “Forfeiture Date”), or the failure to achieve the trading price threshold set forth in Section 2(b) on or prior to the Forfeiture Date, the portion of the Restricted Parent Shares, the release of the lockup of which is subject to the achievement of the applicable threshold, shall be forfeited and transferred to Parent by the holder that Beneficially Owns such Restricted Parent Shares without any consideration for such Transfer. For the avoidance of doubt, prior to the Forfeiture Date, all of the holders of Restricted Parent Shares shall have the right to vote such shares and to receive dividends with respect to such shares.

7. The Sponsor represents and warrants that it has never been suspended or expelled from membership in any securities or commodities exchange or association or had a securities or commodities license or registration denied, suspended or revoked. The Sponsor represents and warrants that it is not subject to, or a respondent in, any legal action for any injunction, cease-and-desist order or order or stipulation to desist or refrain from any act or practice relating to the offering of securities in any jurisdiction; it, he or she has never been convicted of, or pleaded guilty to, any crime (i) involving fraud, (ii) relating to any financial transaction or handling of funds of another person or (iii) pertaining to any dealings in any securities and it is not currently a defendant in any such criminal proceeding.

8. The Sponsor has full right and power, without violating any agreement to which it is bound (including, without limitation, any non-competition or non-solicitation agreement with any employer or former employer), to enter into this Sponsor Letter Agreement.

9. As used herein:

(i) “Beneficially Own” has the meaning ascribed to it in Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”);

(ii) “Transfer” shall mean the (a) direct or indirect transfer, sale of, offer to sell, contract or any agreement to sell, hypothecate, pledge, encumber grant of any option to purchase or otherwise dispose of, either voluntarily or involuntarily, or any agreement to dispose of, directly or indirectly, or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act and the rules and regulations of the Commission promulgated thereunder with respect to, any security, (b) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (c) public announcement of any intention to effect any transaction specified in clause (a) or (b).

10. This Sponsor Letter Agreement and the other agreements referenced herein constitute the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and supersede all prior understandings, agreements, or representations by or among the parties hereto, written or oral, to the extent they relate in any way to the subject matter hereof or the transactions contemplated hereby, including, without limitation, with respect to the Sponsor, the Company and CarLotz Opco, the Prior Letter Agreement. This Sponsor Letter Agreement may not be changed, amended, modified or waived (other than to correct a typographical error) as to any particular provision, except by a written instrument executed by the Company and Parent, or after the Closing, by Parent, and the other parties charged with such change, amendment, modification or waiver. In the event of any valid termination of the Merger Agreement, this Sponsor Letter Agreement shall be null and void and of no further force or effect in accordance with Section 16.

11. No party hereto may, except as set forth herein, assign either this Sponsor Letter Agreement or any of its rights, interests, or obligations hereunder without the prior written consent of the other parties. Any purported assignment in violation of this paragraph shall be void and ineffectual and shall not operate to transfer or assign any interest or title to the purported assignee. This Sponsor Letter Agreement shall be binding on, and inure to the benefit of, the Sponsor, Parent, the Company and CarLotz OpCo and their respective successors, heirs, personal representatives and assigns and permitted transferees.

12. This Sponsor Letter Agreement may be executed in any number of original, electronic or facsimile counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

13. This Sponsor Letter Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Sponsor Letter Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Sponsor Letter Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.

14. This Sponsor Letter Agreement, and all claims or causes of action based upon, arising out of, or related to this Sponsor Letter Agreement or the transactions contemplated hereby, shall be governed by, and construed in accordance with, the Applicable Laws of the State of Delaware, without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of Applicable Laws of another jurisdiction. Any Legal Proceeding based upon, arising out of or related to this Sponsor Letter Agreement or the transactions contemplated hereby shall be heard and determined exclusively in the Delaware Court of Chancery; provided, however, that if jurisdiction is not then available in the Delaware Court of Chancery, then any such Legal Proceeding may be brought in any federal court located in the State of Delaware or any other Delaware state court, and each of the parties irrevocably submits to the exclusive jurisdiction of each such court in any such Legal Proceeding, waives any objection it may now or hereafter have to personal jurisdiction, venue or convenience of forum, agrees that all claims in respect of the Legal Proceeding shall be heard and determined only in any such court, and agrees not to bring any Legal Proceeding arising out of or relating to this Sponsor Letter Agreement or the transactions contemplated hereby in any other court. Nothing herein contained shall be deemed to affect the right of any party to serve process in any manner permitted by Applicable Law or to commence legal proceedings or otherwise proceed against any other party in any other jurisdiction, in each case, to enforce judgments obtained in any Legal Proceeding brought pursuant to this paragraph. The prevailing party in any such Legal Proceeding (as determined by a court of competent jurisdiction) shall be entitled to be reimbursed by the non-prevailing party for its reasonable expenses, including reasonable attorneys’ fees, incurred with respect to such Legal Proceeding. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING BASED UPON, ARISING OUT OF OR RELATED TO THIS SPONSOR LETTER AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

15. Any notice, consent or request to be given in connection with any of the terms or provisions of this Sponsor Letter Agreement shall be in writing and shall be sent or given in accordance with the terms of Section 9.8 of the Merger Agreement to the applicable party at its principal place of business.

16. This Sponsor Letter Agreement shall terminate on the earlier of (a) the Final Release Date occurring on or before the Forfeiture Date and (b) the Forfeiture Date. In the event of a valid termination of the Merger Agreement, this Sponsor Letter Agreement shall be of no force and effect and shall revert to the Prior Letter Agreement. No such termination or reversion shall relieve the Sponsor, Parent or the Company from any obligation accruing, or liability resulting from a breach of this Sponsor Letter Agreement occurring prior to such termination or reversion.

17. The Sponsor hereby represents and warrants to Parent and the Company as follows: (i) it is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized, and the execution, delivery and performance of this Sponsor Letter Agreement and the consummation of the transactions contemplated hereby are within the Sponsor’s limited liability company powers and have been duly authorized by all necessary limited liability company actions on the part of the Sponsor; (ii) this Sponsor Letter Agreement has been duly executed and delivered by the Sponsor and, assuming due authorization, execution and delivery by the other parties to this Sponsor Letter Agreement, this Sponsor Letter Agreement constitutes a legally valid and binding obligation of the Sponsor, enforceable against the Sponsor in accordance with the terms hereof (subject to Enforceability Exceptions); (iii) the execution and delivery of this Sponsor Letter Agreement by the Sponsor does not, and the performance by the Sponsor of its obligations hereunder will not, (A) conflict with or result in a violation of the organizational documents of the Sponsor, or (B) require any consent or approval that has not been given or other action that has not been taken by any third party (including under any Contract binding upon the Sponsor or the Sponsor’s Restricted Founder Shares or Restricted Parent Shares), in each case, to the extent such consent, approval or other action would prevent, enjoin or materially delay the performance by the Sponsor of its obligations under this Sponsor Letter Agreement; (iv) there are no Legal Proceedings pending against the Sponsor or, to the knowledge of the Sponsor, threatened against the Sponsor, before (or, in the case of threatened Legal Proceedings, that would be before) any arbitrator or any Governmental Authority, which in any manner challenges or seeks to prevent, enjoin or materially delay the performance by the Sponsor of its obligations under this Sponsor Letter Agreement; (v) no financial advisor, investment banker, broker, finder or other similar intermediary is entitled to any fee or commission from the Sponsor, any of its Subsidiaries or any of its respective Affiliates in connection with the Merger Agreement or this Sponsor Letter Agreement or any of the respective transactions contemplated thereby and hereby, in each case, based upon any arrangement or agreement made by or, to the knowledge of the Sponsor, on behalf of the Sponsor, for which Parent, the Company or any of their respective Affiliates would have any obligations or liabilities of any kind or nature; (vi) the Sponsor has had the opportunity to read the Merger Agreement and this Sponsor Letter Agreement and has had the opportunity to consult with its tax and legal advisors; (vii) the Sponsor has not entered into, and shall not enter into, any agreement that would restrict, limit or interfere with the performance of the Sponsor’s obligations hereunder; and (viii) the Sponsor has good title to all such Restricted Founder Shares.

18. If, and as often as, there are any changes in Parent or the Restricted Parent Shares by way of stock split, stock dividend, combination or reclassification, or through merger, consolidation, reorganization, recapitalization or business combination, or by any other means, equitable adjustment shall be made to the provisions of this Sponsor Letter Agreement as may be required so that the rights, privileges, duties and obligations hereunder shall continue with respect to Parent or Parent’s successor or the surviving entity of such transaction and the Restricted Parent Shares, each as so changed. For avoidance of doubt, such equitable adjustment shall be made to the performance criteria set forth in paragraph 2.

19. Each of the parties hereto agrees to execute and deliver hereafter any further document, agreement or instrument of assignment, transfer or conveyance as may be necessary or desirable to effectuate the purposes hereof and as may be reasonably requested in writing by another party hereto.

[signature page follows]

Sincerely,
ACAMAR PARTNERS SPONSOR I LLC

By:	/s/ Luis Solorzano
Name: Luis Solorzano
Title: Managing Member

Acknowledged and Agreed:
SHIFT TECHNOLOGIES, INC.

By:	/s/ George Arison
Name: George Arison
Title: Chief Executive Officer

Acknowledged and Agreed:
CARLOTZ, INC.

By:	/s/ Lev Peker
Name: Lev Peker
Title: Chief Executive Officer

Acknowledged and Agreed:
CARLOTZ GROUP, INC.

By:	/s/ Lev Peker
Name: Lev Peker
Title: Chief Executive Officer